EXHIBIT 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2011 THIRD QUARTER FINANCIAL RESULTS

BALDWYN, MS, December 9, 2011 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its third quarter and first thirty-nine weeks of fiscal 2011.

Financial results for the third quarter include:

●	Net sales for the quarter were $70.8 million compared to $73.5 million for third quarter of last year, and comparable store sales decreased 3.5% compared to a 0.3% increase in the previous year.

●	Operating income for the quarter was $1.2 million compared to $2.8 million in the third quarter last year.

●	Net income was effectively zero, or $0.00 per basic share, in the third quarter of fiscal 2011 compared to a net income of $1.4 million, or $0.07 per basic share in the third quarter of fiscal 2010.

●
At quarter end, the Company had outstanding borrowings under its revolving line of credit of $34.9 million and outstanding letters of credit of $6.2 million.  Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $42.2 million.  The balance of the Company’s subordinate debt was $21.6 million at quarter end, and the unamortized warrant discount on this debt was $4.1 million.

First thirty-nine weeks financial results include:

●
Net sales for the first thirty-nine weeks of 2011 were $190.6 million compared to $197.0 million in the first thirty-nine weeks of last year, and comparable store sales declined 3.0%, following a 0.3% decrease in the previous year.

●	Operating loss for the first thirty-nine weeks was $2.5 million compared to $3.4 million of operating income in the previous year.

●	Net loss was $6.1 million, or $0.31 per basic share, in the first thirty-nine weeks of fiscal 2011, compared to a net loss of $0.7 million, or $0.04 per basic share for the same period of fiscal 2010.

Steve Morgan, President and Chief Executive Officer commented, "Our third quarter continued to be difficult as previously predicted despite our efforts to remediate our inventory challenges created by missed buys in the 3rd and 4th quarters of 2010, which we now feel we have finally overcome.  Notwithstanding our third quarter results, we are encouraged by the results of the fourth quarter and holiday season thus far.  Our comp store sales are up for the first 5 weeks of the fourth quarter and have trended similarly since Black Friday.  November is the first month in over a year that we had an increase in same store sales.  We will seek to continue this momentum through the fourth quarter and into next year now that the missed merchandise issues have been resolved.”

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 Operating Results

Gross margin for the quarter declined by 40 basis points to 43.5% compared to 43.9% in the prior year.  This is the result of increases of 100 basis points in merchandise costs and 40 basis points in freight costs offset by a 100 basis point decline in sourcing and warehousing expenses.

For the first thirty-nine weeks, gross margin decreased by 130 basis points to 43.8%.  A 70 basis point increase in the cost of merchandise, a 50 basis point increase in freight costs and 10 basis points of additional sourcing and warehousing expenses drove this change.

Selling, general and administrative expenses for the quarter were $28.5 million or 40.3% of sales and $28.3 million or 38.5% of sales for the third quarter of the prior year.  For the first thirty-nine weeks of the year, these expenses were $82.9 million compared to $82.1 million in the first thirty-nine weeks of last year.

Store Openings, Closings and Remodels

During the quarter, the Company relocated 2 stores, ending the quarter with 265 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 265 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net earnings (loss), as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net earnings (loss) and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net earnings (loss) and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 29, 2011. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS
	(unaudited)
	October 29,	October 30,	January 29,
(in thousands, except for share amounts)	2011	2010	2011
Assets
Current assets:
Cash and cash equivalents	$3,040	$3,702	$2,372
Receivables, less allowance for doubtful accounts	4,364	3,412	3,841
Inventories, net	110,300	106,328	87,804
Prepaid expenses	2,724	2,794	2,465
Total current assets	120,428	116,236	96,482

Property and equipment, net	38,924	42,047	39,335
Goodwill	3,139	3,210	3,139
Other assets	1,823	2,330	1,967
Total assets	$164,314	$163,823	$140,923

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$29,297	$28,462	$17,842
Accrued liabilities	14,562	12,776	14,937
Income Taxes	-	-	-
Pre-petition obligations	-	730	730
Total current liabilities	43,859	41,968	33,509

Long-term debt obligations, net	52,395	35,039	28,784
Capital lease obligations	2,972	3,103	3,072
Postretirement benefits other than pensions	2,359	2,262	2,337
Pension and SERP liabilities	26,745	27,848	30,506
Other liabilities	7,000	6,731	7,878
Total liabilities	135,330	116,951	106,086

Liabilities subject to compromise:
Accounts payable	27,432	27,432	28,483
Accrued liabilities	6,874	6,874	7,323
Income taxes payable	1,500	1,500	1,500
Capital lease obligations	3,347	3,347	3,365
Postretirement benefits other than pensions	8,413	8,413	8,414
Pension and SERP liabilities	4,873	4,873	5,007
Other liabilities	6,369	6,369	6,543

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,586,188, 33,449,125 and 33,466,455 issued and 20,183,482,
20,051,861 and 20,068,327 outstanding, respectively	336	334	335
Additional paid-in capital	89,946	89,581	89,671
Retained earnings	110,116	125,997	116,234
Treasury stock, at cost, 13,402,706, 13,397,264
and 13,398,128 shares held, respectively	(153,736)	(153,730)	(153,731)
Accumulated other comprehensive loss	(17,678)	(15,310)	(17,672)
Total shareholders' equity	28,984	46,872	34,837
Total liabilities and shareholders' equity	$164,314	$163,823	$140,923

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Sales	$70,790	$73,454	$190,556	$197,012
Cost of goods sold	39,984	41,236	107,007	108,202

Gross profit	30,806	32,218	83,549	88,810

Selling, general and administrative expense	28,517	28,254	82,941	82,070
Depreciation and amortization	1,046	1,144	3,112	3,313

Operating income (loss)	1,243	2,820	(2,504)	3,427

Reorganization expense, net	-	131	-	485
Interest expense, net	1,283	1,329	3,614	3,669

Income (loss) from continuing operations before income taxes	(40)	1,360	(6,118)	(727)
Income taxes	-	-	-	-

Income (loss) from continuing operations	(40)	1,360	(6,118)	(727)

Earnings from discontinued operations (net of taxes)	-	-	-	29

Net income (loss)	$(40)	$1,360	$(6,118)	$(698)

Basic income (loss) per share:
Income (loss) from continuing operations	$-	$0.07	$(0.31)	$(0.04)
Income from discontinued operations	-	-	-	-
Net Income (loss)	$-	$0.07	$(0.31)	$(0.04)

Diluted income (loss) per share:
Income (loss) from continuing operations	$-	$0.06	$(0.31)	$(0.04)
Income from discontinued operations	-	-	-	-
Net Income (loss)	$-	$0.06	$(0.31)	$(0.04)

Weighted average shares outstanding:
Basic	19,896	19,739	19,827	19,676
Diluted	19,896	22,327	19,827	19,676

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Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
(in thousands)	2011	2010	2011	2010

Net cash provided by (used in) operating activities
before reorganization activities	$(7,172)	$6,984	$(16,800)	$1,021
Depreciation and amortization, including cost of goods sold	(1,388)	(1,665)	(4,336)	(4,887)
Amortization of deferred loan costs	(62)	(61)	(185)	(185)
Amortization of bond discount	(582)	(583)	(1,747)	(1,748)
Stock compensation expense	(97)	(121)	(275)	(439)
Directors' fees paid with shares	-	-
Inventory valuation reserve	686	(78)	4,264	(51)
Reserve for obsolete inventory	-	-
Reserve for sales returns and bad debts	-	-
Stepped rent accrual	-	-
Gain on disposition of property and equipment	-	-
Other	561	(126)	411	(300)
Reorganization expense, net	-	(131)	0	(485)
Changes in assets and liabilities	8,014	(2,859)	12,550	6,376

Net income (loss)	(40)	1,360	(6,118)	(698)
Earnings from discontinued operations	-	-	-	(29)
Interest expense, net	1,283	1,329	3,614	3,669
Reorganization expense, net	-	131	-	485
Depreciation and amortization, including cost of goods sold	1,388	1,665	4,336	4,887

Adjusted EBITDA	$2,631	$4,485	$1,832	$8,314

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